FORM 8K	File:20041209-FY05Q2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : December 9, 2004

RICHARDSON ELECTRONICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

For Immediate Release

For Details, Please Contact:
Ed Richardson	Dario Sacomani
Chairman and Chief Exective Officer Richardson Electronics, Ltd.	Senior Vice President and Chief Financial Officer Richardson Electronics, Ltd.
Phone: (630)208-2340 E-mail: info@rell.com
Richardson Electronics and Light Speed Labs Establish Joint Venture Forming VConex, LLC

VConex to Develop Security and Signage Solutions

LaFox, IL USA, December 9, 2004:   Richardson Electronics, Ltd. (Nasdaq: RELL), a global provider of engineered solutions for the Security Systems and Public Display markets announced today the forming of a joint venture with Light Speed Labs, L.P. of Addison, Texas, an engineering company specializing in the development of video technologies. The newly formed VConex, LLC, will develop unique and proprietary security and display solutions which will be exclusively marketed through Richardson Electronics' Security and Display Systems Divisions.

"We entered into this venture to leverage Light Speed Labs' technology and build innovative products that will be focused predominantly amongst larger, national accounts such as retail and hospitality chains," stated Wendy Diddell, Vice President and General Manager for Richardson's Security Systems Division. "Our goal is to provide unique network security and display solutions that take advantage of established IT infrastructures to lower ownership costs and improve functionality."

The VConex engineering team will expand on proprietary technologies developed by Light Speed Labs to create new product categories which integrate video acquisition, storage, retrieval and display into single solutions with secure global data access over network infrastructures. Initially the Company will focus on network displays for public view, network digital recorders, high definition cameras and a combination of all of these products to make a complete network solution for video switching and control. VConex will also develop network recorders for security applications that can be embedded into public view displays to yield standalone display/players.

About Light Speed Labs, L.P.

Light Speed Labs, L.P. designs, develops, and markets integrated specialty video imaging and display products and solutions for industry and government. Light Speed Labs' technologies and designs support a progressive range of visual solutions from ultra high resolution image capture (digital sensors and cameras), audio & video signal high-speed transmission protocols and microprocessor programming to digital image recording and storage, and digital video displays (LCDs). For more information, please visit www.LightSpeedLabs.com.

About Richardson's Security Systems Division

The Security Systems Division (SSD) is a global provider of closed circuit television (CCTV), fire, burglary, access control, sound and communications products, and accessories for the residential, commercial and government markets. SSD specializes in design-in support, offering extensive expertise in applications requiring digital technology. SSD products are primarily used for security and access control purposes, but are also utilized in industrial applications, mobile video, traffic management, and medical and dental applications. For more information, please visit http://security.rell.com.
Contact Information:
Wendy Diddell
1-800-523-6910 x2323
wendyd@rell.com

About Richardson's Display Systems Division

The Display Systems Group (DSG) is a global provider of integrated display products and systems to the public information, financial, point-of-sale and medical imagining markets. DSG partners with leading hardware vendors to offer the highest quality liquid crystal display (LCD), plasma, cathode ray tube (CRT) and customized display monitors. DSG engineers design custom display solutions that include specialized finishes, touch-screens, protective panels, custom enclosures and private branding. For more information on Richardson's Display Systems Group please visit http://display.rell.com.
Contact Information:
Larry Blaney
630-208-2710
larb@rell.com

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.
Date: December 9, 2004	By: /s/ DARIO SACOMANI
Name: Dario Sacromani Title: Senior Vice President and Chief Financial Officer